Exhibit 99.1
McMoRan Exploration Co. Announces
Resumption of Statutory Review Period for
Main Pass Energy Hub™
Liquefied Natural Gas Project

NEW ORLEANS, LA, April 21, 2005 - McMoRan Exploration Co. (NYSE: MMR) announced today that on April 21, 2005, the United States Coast Guard resumed the statutory review period under the Deepwater Port Act for McMoRan’s proposed Main Pass Energy Hub™ (MPEH™) liquefied natural gas project (LNG) license application. McMoRan expects a record of decision on the permit application by year-end 2005.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding our potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of natural gas; environmental costs; general development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.